Exhibit 99.1

For Immediate Release Contact:
April 28, 2025 Kalyn Dennis
VP, Marketing & Communications

(615) 442-1498

kdennis@wilsonbank.com

WILSON BANK & TRUST OPENS SECOND LOCATION IN COOKEVILLE FOLLOWING SUCCESSFUL AQUISITION

New office at 900 N. Washington Avenue expands local service and strengthens community presence.

COOKEVILLE, TN – April 28, 2025 – Wilson Bank & Trust (WBT) is proud to announce the official opening of its second full-service location in Cookeville, located at 900 North Washington Avenue, following the successful completion of a single branch acquisition from F&M Bank.

The newly converted office is now fully operational and serving customers throughout Putnam County. This strategic expansion further deepens WBT’s commitment to the Cookeville community and marks a significant milestone in the bank’s continued regional growth.

With this addition, Wilson Bank & Trust now operates 32 offices across 10 Tennessee counties and holds more than $5.4 billion in assets. The new Cookeville location complements WBT’s existing location at 320 S. Jefferson Avenue, offering increased accessibility and convenience for customers across the region.

“We are thrilled to officially open our second location in Cookeville and welcome new customers and team members into the Wilson Bank & Trust community,” said John McDearman, CEO of Wilson Bank & Trust. “This expansion reflects our long-term commitment to Putnam County and our mission to deliver personalized, banking solutions to the people and businesses we serve.”

As part of the acquisition agreement, WBT assumed approximately $26 million in deposit accounts, most loan accounts tied to the location and retained the existing staff to ensure a smooth and familiar experience for customers.

WBT is excited to welcome four new team members to its staff at the North Washington Avenue location. Leading the team at this location is Zach Crowson, Assistant Vice President and Office Manager. In addition, are Whitney Koon, Head Customer Service Representative, and Jordyn Arroyo and Brittany Pepin, Customer Service

Exhibit 99.1

Representatives. With their strong community ties and commitment to service, this experienced team is ready to help customers navigate their financial journeys with confidence.

These individuals, who previously served customers at F&M Bank, are now part of the WBT team and will continue providing the same excellent service the community has come to trust.

“By keeping the same friendly faces at this location and enhancing the services available, we’ve been able to make this transition as seamless as possible,” McDearman added. “Customers can expect the same trusted service they’re used to—now with the added support and resources of Wilson Bank & Trust.”

The new location offers a full suite of banking services, including consumer and business banking, lending, digital banking support, and more. Customers can also enjoy access to WBT’s full network of local decision-makers, community events, and personalized financial guidance.

About Wilson Bank & Trust

Wilson Bank & Trust (www.wilsonbank.com), member FDIC and an Equal Housing Lender, is a community bank established in 1987 to provide personal and professional service in a hometown setting. One of the top banks in the South in stability, products, technology, growth and earnings, WBT currently operates 32 full-service offices in ten Tennessee counties, offering a full range of financial products that include secondary market mortgage loans and online banking services.